Exhibit 99.1

AIG's Four Key Priorities

Narrow Our Focus	▪ Focus on AIG's core operations in complex commercial insurance, retirement and savings products and select commercial and consumer target segments ▪ Over 50 asset sales and divestitures for proceeds in excess of $90bn since 2008 – AerCap, Springleaf, PICC and Central America operations actioned in 2015
Drive Efficiency	▪ Achieve a more competitive cost structure through GOE, operating basis, reduction of up to $1.5bn – $500mm of restructuring charges announced in 3Q15 expected to generate $400mm - $500mm in run-rate savings; additional $100mm annual savings from pension changes ▪ Invest in technology to automate functions, accelerate digitization to reduce costs
Industry Innovator And Market Leader	**Commercial Insurance** ▪ 2015 Innovation Award – Unmanned Aircraft insurance[1] ▪ U.S. clients with more than $1 billion in revenue ranked AIG #1 in Casualty Claims Service [2] **Consumer Insurance** ▪ Ranked second in the U.S. industry for total annuity sales[3] ▪ AIG Travel named top travel insurance provider[4] ▪ AIG Private Client Group serves 40% of the Forbes Richest Americans ▪ AIG Japan ranked #1 in auto insurance claims satisfaction for six years[5]
Return Excess Capital	▪ Returned over $10bn to shareholders since 9/30/2014 – Repurchased over 1/3 of outstanding shares since re-IPO – 6th largest incremental share repurchase authorization by dollar value of the Fortune 500 companies over the last two years ▪ Expect active capital management to continue

AIG

1) According to Business Insurance.
2) 2015 Advisen Claims Satisfaction Survey
3) According to LIMRA rankings for First Half 2015.
4) According to 2015 Travvy Awards.
5) According to JD Power Asia Pacific – Japan.

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